Filed Pursuant to Rule 433
Registration No. 333-141561
The Chubb Corporation
$600,000,000 5.75% Senior Notes due 2018
Final Term Sheet

Issuer:	The Chubb Corporation

Ratings:	A2 / A / A+ (Moody’s / S&P / Fitch)

Title of Security:	5.75% Senior Notes due 2018 (“Senior Notes”)

Aggregate Principal Amount:	$600,000,000

Trade Date:	May 1, 2008

Settlement Date:	May 6, 2008 (T + 3)

Maturity Date:	May 15, 2018

Interest Rate:	5.75% per annum, payable semi-annually

Interest Payment Dates:	Each May 15 and November 15

First Interest Payment Date:	November 15, 2008

Day Count:	30/360

Treasury Benchmark:	UST 3.50% due February 15, 2018

Treasury Yield:	3.769%

Re-offer Spread to Benchmark:	+ 210bp

Re-offer Yield:	5.869%

Price to Public:	99.106%

Optional Redemption:	The Senior Notes are redeemable in whole at any time or in part from time to time at the option of the Issuer at a redemption price equal to the greater of:
•	100% of the principal amount of the Senior Notes being redeemed and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes (exclusive of accrued and unpaid interest to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the treasury rate plus 0.30%,

in each case, plus accrued and unpaid interest to the redemption date

Minimum Denominations/Multiples:	$1,000/multiples of $1,000 in excess thereof

CUSIP/ISIN:	171232AR2 / US171232AR24

Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Lehman Brothers Inc.

Banc of America Securities LLC
UBS Securities LLC

ABN AMRO Incorporated
BNY Mellon Capital Markets, LLC
Blaylock Robert Van, LLC
HSBC Securities (USA) Inc.
J.P. Morgan Securities Inc.
Wachovia Capital Markets, LLC
The Williams Capital Group, L.P.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling:

Citigroup Global Markets Inc.	(877) 858-5407

Goldman, Sachs & Co.	(866) 471-2526

Merrill Lynch, Pierce, Fenner & Smith Incorporated	(866) 500-5408

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